Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of LDR Holdings Corporation of our report dated March 4, 2014, with respect to the consolidated balance sheets of LDR Holding Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2013, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Austin, Texas

November 5, 2014